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                              BABY SUPERSTORE INC.

                COMPUTATION OF NET INCOME (LOSS) PER COMMON SHARE

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                                                      Thirteen Weeks Ended                   Twenty-six Weeks Ended
                                                  July 31,          July 26,             July 31,           July 26,
                                                   1996              1995                   1996              1995
                                              ------------       -----------             -----------       ----------
Net Income (Loss)                                 $(11,688,000)    $   3,009,000        $ (8,407,000)   $    6,205,000
                                                  =============    =============        =============   ==============

Weighted average shares outstanding
during the period:
   Common Stock                                     19,234,702        19,174,407           19,230,462       18,907,977
   Net effect of dilutive stock options
      and warrants - based on the treasury
      stock meathod using the average
      market price                                         ---           541,816                  ---          541,261
                                         ---------------------   ---------------  -------------------   --------------
Weighted average common and common
equivalents shares outstanding                      19,234,702        19,716,223           19,230,462       19,449,238
                                                ==============     =============         ============     ============

PRIMARY NET INCOME (LOSS)
PER COMMON SHARE                             $           (0.61)  $        (0.15)     $         (0.44) $           0.32
                                             ==================   ==============     ================ ================

Weighted average shares outstanding
during the period:
   Common Stock                                     19,234,702        19,174,407           19,230,462       18,907,977
   Net effect of dilutive stock options
      and warrants - based on the treasury
      stock method using the greater of
      ending or average market price                       ---           552,751                  ---          557,738
                                         ---------------------   --------------- --------------------  ---------------
Weighted average common and common
equivalent shares outstanding                       19,234,702        19,727,158           19,230,462       19,465,715
                                                ==============      ============        =============     ============

FULLY DILUTED NET INCOME
(LOSS) PER COMMON SHARE                       $          (0.61) $           0.15     $         (0.44) $           0.32
                                              ================= ================     ================ ================

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